UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 18, 2012

Cinemark Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33401	20-5490327
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Dallas Parkway, Suite 500, Plano, Texas		75093
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 972.665.1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2012, Cinemark USA, Inc., our wholly-owned subsidiary (“Cinemark USA”), completed an offering of $400 million aggregate principal amount of 5.125% Senior Notes due 2022 (the “Notes”) to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). Immediately following the closing of the Offering, Cinemark USA entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with us, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and Barclays Bank PLC, as administrative agent, which amends and restates Cinemark USA’s existing senior secured credit facility and provides for a term loan of $700 million and a $100 million revolving credit line. The Notes are guaranteed by certain of our other subsidiaries (the “Guarantors”) and the Amended and Restated Credit Agreement is guaranteed by us and the Guarantors. The net proceeds of the Offering and the borrowings under the Amended and Restated Credit Agreement will be used to fund the repayment of the term loans outstanding under Cinemark USA’s existing senior secured credit facility, to fund the purchase price for Cinemark USA’s acquisition of certain Rave-brand theatres and for other general corporate purposes.

Indenture

The Notes were issued pursuant to an Indenture, dated as of December 18, 2012 (the “Indenture”), by and among Cinemark USA, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). Cinemark USA’s obligations under the Notes are fully and unconditionally guaranteed on a joint and several basis by the Guarantors and will be guaranteed by any Restricted Subsidiary (as defined in the Indenture) that guarantees, assumes or in any other manner becomes liable with respect to any indebtedness of Cinemark USA or any Guarantor. If Cinemark USA cannot make payments on the Notes when they are due, the Guarantors must make them instead.

The Notes and the guarantees of the Notes are the senior unsecured obligations of Cinemark USA and the Guarantors and rank equally in right of payment with all of the existing and future senior debt of Cinemark USA and the Guarantors, including all borrowings under Cinemark’s senior secured credit facility and its 8.625% Senior Notes due 2019, and senior in right of payment to all of the existing and future subordinated debt of Cinemark USA and the Guarantors, including Cinemark USA’s 7.375% Senior Subordinated Notes due 2021. The Notes and the guarantees of the Notes are effectively subordinated to all of the existing and future secured debt of Cinemark USA and the Guarantors, including all borrowings under our Amended and Restated Credit Agreement, to the extent of the value of the collateral securing such debt. The Notes and the guarantees of the Notes are structurally subordinated to all existing and future debt and other liabilities of Cinemark USA’s subsidiaries that are not Guarantors.

The Notes will mature on December 15, 2022. Interest on the Notes accrues at a rate of 5.125% per annum and is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2013. Cinemark USA is obligated to make each interest payment to the holders of record of the Notes as of the immediately preceding June 1 and December 1.

Cinemark USA will have the option to redeem all or a portion of the Notes at any time on or after December 15, 2017 at redemption prices specified in the Indenture, plus accrued and unpaid interest on the Notes to the date of redemption. Prior to December 15, 2017, Cinemark USA has the option to redeem all or any part of the Notes at 100% of the principal amount, plus a make-whole premium, plus accrued and unpaid interest on the Notes to the date of redemption. At any time prior to December 15, 2015, Cinemark USA may also redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture with the net proceeds of certain equity offerings at a redemption price equal to 105.125% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any.

Upon the occurrence of a Change of Control (as defined in the Indenture), Cinemark USA will be required to make an offer to each holder of Notes to repurchase all or any part of the Notes for a cash payment equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

The Indenture contains covenants that limit, among other things, the ability of Cinemark USA and certain of its subsidiaries to (1) make investments or other restricted payments, including paying dividends, making other distributions or repurchasing subordinated debt or equity, (2) incur additional indebtedness and issue preferred stock, (3) enter into transactions with affiliates, (4) enter new lines of business, (5) merge or consolidate with, or sell all or substantially all of its assets to, another person and (6) create liens.

The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment with respect to the Notes, the breach of covenants contained in the Indenture, payment defaults or acceleration of other indebtedness, the failure to pay certain judgments and certain events of bankruptcy, insolvency or reorganization. Generally, if an event of default occurs, the Trustee or holders of at least 25% in principal amount of the then outstanding Notes may declare the principal and accrued but unpaid interest on all the Notes to be due and payable immediately. In the case of certain events of bankruptcy, insolvency or reorganization, all outstanding Notes will become due and payable immediately without further action or notice.

The foregoing description of the Indenture is qualified in its entirety by reference to the complete copy of the Indenture that is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Exchange and Registration Rights Agreement

In connection with the offering of the Notes, Cinemark USA and the Guarantors entered into an Exchange and Registration Rights Agreement, dated as of December 18, 2012 (the “Registration Rights Agreement”), with the initial purchasers of the Notes. Under the Registration Rights Agreement, Cinemark USA and the Guarantors have agreed to use their commercially reasonable best efforts to file a registration statement with the Securities and Exchange Commission within 120 days of December 18, 2012 with respect to an offer to exchange the Notes for substantially identical notes that are registered under the Securities Act. Cinemark USA and the Guarantors are required to use their commercially reasonable best efforts to cause the exchange offer registration statement to become effective at the earliest practicable time, but not later than 210 days after December 18, 2012 and to hold the exchange offer open for at least 20 business days. If Cinemark USA and the Guarantors fail to meet these or other certain obligations, they will be required to pay additional interest to the holders of the Notes. In addition, under certain circumstances, Cinemark USA will be required to file a registration statement for the resale of the Notes.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the complete copy of the Registration Rights Agreement that is filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Amended and Restated Credit Agreement

The Amended and Restated Credit Agreement provides for a seven-year $700 million term loan (reduced from approximately $899.0 million) and a five-year $100 million revolving credit line (increased from $76.5).

Under the term loan, principal payments of $1.75 million are due each calendar quarter through September 30, 2019, beginning on March 31, 2013. The term loan bears interest, at Cinemark USA’s option, at: (A) the base rate equal to the highest of (i) the prime lending rate as publicly announced by Barclays Bank PLC as its prime rate in effect at its principal office in New York City, (ii) the federal funds effective rate from time to time plus 0.50%, and (iii) the “eurodollar rate” on such day for a deposit in U.S. Dollars with a maturity of one month plus 1.00%, plus a margin of 2.00% per annum, or (B) a “eurodollar rate” plus a margin of 3.00% per annum.

Borrowings under the revolving credit line bear interest, at Cinemark USA’s option, at: (A) a base rate equal to the highest of (i) the prime lending rate as publicly announced by Barclays Bank PLC as its prime rate in effect at its principal office in New York City, (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the “eurodollar rate” on such day for a deposit in U.S. Dollars with a maturity of one month plus 1.00%, plus a margin that ranges from 1.00% to 1.75% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 2.00% to 2.75% per annum, in each case as adjusted pursuant to Cinemark USA’s consolidated net senior secured leverage ratio, as defined in the Amended and Restated Credit Agreement. Cinemark USA will also be required to pay a commitment fee calculated at a percentage ranging from 0.250% to 0.500% per annum on the average daily unused portion of the amended revolving credit line, payable quarterly in arrears.

Cinemark USA’s obligations under the Amended and Restated Credit Agreement are guaranteed by us and the other Guarantors and are secured by mortgages on certain fee and leasehold properties and security interests in substantially all of Cinemark USA’s and our and the other Guarantors’ personal property, including without limitation, pledges by Cinemark USA and by us and the other Guarantors of all of our capital stock and certain of Cinemark USA’s domestic subsidiaries and 65% of the voting stock of certain of Cinemark USA’s foreign subsidiaries.

The Amended and Restated Credit Agreement contains usual and customary negative covenants for transactions of this type, including, but not limited to, restrictions on our ability, and in certain instances, our subsidiaries’ ability, to consolidate or merge or liquidate, wind up or dissolve; substantially change the nature of our business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends, repurchase stock and redeem outstanding notes; and make capital expenditures and investments. The negative covenants are subject to certain exceptions, as specified in the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement also requires Cinemark USA to satisfy, at any time when revolving credit loans are outstanding, a consolidated net senior secured leverage ratio, as determined in accordance with the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, a change of control, material money judgments and failure to maintain subsidiary guarantees. If an event of default occurs, all commitments under the Amended and Restated Credit Agreement may be terminated and all of Cinemark USA’s obligations under the Amended and Restated Credit Agreement could be accelerated by the Lenders, causing all loans outstanding (including accrued interest and fees payable thereunder) to be declared immediately due and payable.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information provided in Item 1.01 of this Form 8-K concerning the Indenture, the Notes and the guarantees thereof is hereby incorporated into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
4.1	Indenture, dated as of December 18, 2012, among Cinemark USA, Inc., the Guarantors named therein and Wells Fargo Bank, N.A., as trustee.

4.2	Exchange and Registration Rights Agreement, dated as of December 18, 2012, among Cinemark USA, Inc., the Guarantors named therein and the Initial Purchasers named therein.

4.3	Form of 5.125% Senior Notes due 2022 of Cinemark USA, Inc. (contained in the Indenture listed as Exhibit 4.1 above).

10.1	Amended and Restated Credit Agreement, dated as of December 18, 2012, among Cinemark USA, Inc., Cinemark Holdings, Inc., the several banks and other financial institutions and entities from time to time parties thereto, Barclays Bank PLC, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, as joint bookrunners, Morgan Stanley Senior Funding, Inc., as syndication agent, Deutsche Bank Securities Inc., Wells Fargo Securities, Inc. and Webster Bank, N.A., as co-documentation agents, and Barclays Bank PLC, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEMARK HOLDINGS, INC.

By:	/s/ Michael D. Cavalier
Name: Michael D. Cavalier
Title: Senior Vice President — General Counsel

Date: December 20, 2012

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Indenture, dated as of December 18, 2012, among Cinemark USA, Inc., the Guarantors named therein and Wells Fargo Bank, N.A., as trustee.

4.2	Exchange and Registration Rights Agreement, dated as of December 18, 2012, among Cinemark USA, Inc., the Guarantors named therein and the Initial Purchasers named therein.

4.3	Form of 5.125% Senior Notes due 2022 of Cinemark USA, Inc. (contained in the Indenture listed as Exhibit 4.1 above).

10.1	Amended and Restated Credit Agreement, dated as of December 18, 2012, among Cinemark USA, Inc., Cinemark Holdings, Inc., the several banks and other financial institutions and entities from time to time parties thereto, Barclays Bank PLC, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, as joint bookrunners, Morgan Stanley Senior Funding, Inc., as syndication agent, Deutsche Bank Securities Inc., Wells Fargo Securities, Inc. and Webster Bank, N.A., as co-documentation agents, and Barclays Bank PLC, as administrative agent.